Exhibit 5.14

November 5, 2014

Omnicare, Inc.

900 Omnicare Center

201 E. Fourth Street

Cincinnati, Ohio 45202

RE:	NCS Healthcare of New Hampshire, Inc. and Uni-Care Health Services of Maine, Inc.

Ladies and Gentlemen:

We have acted as counsel to NCS Healthcare of New Hampshire, Inc. (“NCS”) and Uni-Care Health Services of Maine, Inc. (“Uni-Care”) in connection with the guarantee (the “Debt Guarantee”) of debt securities to be issued pursuant to (i) a form of senior notes indenture (the “Senior Notes Indenture”), between the Company and the trustee party thereto or (ii) a subordinated notes indenture (the “Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures”), between the Company and U.S. Bank National Association (as successor trustee to SunTrust Bank), as trustee, dated June 13, 2003, which were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Company’s registration statement on Form S-3 (the “Registration Statement”) on November 5, 2014.

In our capacity as counsel to NCS and Uni-Care, we have examined the corporate filings and By-Laws of both companies. We have examined original, certified copies, or copies otherwise authenticated to our satisfaction, of such documents as we have deemed necessary or advisable to examine in order to furnish the opinion herein expressed, and we have made other examination as to matters of fact and law as we have deemed necessary in order to enable us to give this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity and competence of all individuals, the completeness and accuracy of all corporate records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies of documents submitted to us as copies, and the authenticity of the originals of such latter documents. In rendering this opinion, we have relied upon and are assuming the correctness of certificates of public officials and the officers of the Company. We have not conducted any independent investigation of, or attempted to verify independently, such factual matters.

Based upon and subject to the foregoing, we are of the opinion that:

1.	Uni-Care has been incorporated under the New Hampshire Business Corporation Act since November 19, 1993, is active and in good standing under the laws of the State of New Hampshire.

2.	Uni-Care has the corporate power and capacity to guarantee the Debt Securities pursuant to the terms of the Indentures and perform its obligations under the Debt Guarantees.

3.	NCS has been incorporated under the New Hampshire Business Corporation Act since November 15, 1993, is active and in good standing under the laws of the State of New Hampshire.

4.	NCS has the corporate power and capacity to guarantee the Debt Securities pursuant to the terms of the Indentures and perform its obligations under the Debt Guarantees.

5.	The Debt Guarantees, upon being duly authorized by all necessary corporate action, executed by an authorized signature and delivered, will be validly authorized, executed and delivered for corporate law purposes by each New Hampshire Guarantor.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ Sean T. O’Connell

Sean T. O’Connell